Information Analysis Incorporated	2003 Report on Form 10-KSB

Exhibit 10.9

SECOND MODIFICATION OF LEASE

This Second Modification of Lease (“Modification”) is dated February 10, 2004, between Fair Center Office Associates, LLC (“LANDLORD”) and Information Analysis, Inc. (“TENANT”).

RECITALS

R-1 LANDLORD and TENANT entered into that particular Lease as of December 20, 1996, that particular Addendum #1 as of March 3, 1997, that particular Addendum #2 as of April 11, 1997, and that particular First Modification of Lease (“First Modification”) dated March 26, 2001 (“Lease”) for portions of the second (2nd), third (3rd) and fourth (4th) floors of the Fair Center Office Building located in Fairfax County known as 11240 Waples Mill Road, Fairfax, Virginia 22030, consisting of the spaces set forth below totaling approximately 20,034 rentable square feet, as described in the Lease as the “Premises”:

1.	“Part A of the Premises” (Suite 400):	15,023 square feet

2.	“Part B of the Premises” (Suite 202):	3,257 square feet

3.	“Part C of the Premises (Suite 306):	1,754 square feet

R-2 In that First Modification of Lease referred to in paragraph R-1 above, Part A of the Premises was reduced from 15,023 square feet of rentable area to 7,334 square feet of rentable area on the fourth (4th) floor (Suite 400) of the Fair Center Office Building.

R-3 Part A (7,334 square feet), referenced in paragraph R-2 above, and Part B and Part C, referenced in paragraph R-1 above, shall collectively hereinafter be referred to in this Second Modification of Lease as the “Initial Premises” for clarification purposes.

R-4 The Term for the Initial Premises expires February 29, 2004.

R-5	LANDLORD and TENANT wish to amend the Lease as provided herein.

In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1) Modification of Lease. LANDLORD and TENANT agree that the Lease is hereby modified as follows:

1

Information Analysis Incorporated	2003 Report on Form 10-KSB

A) Premises: Commencing March 1, 2004, TENANT shall relocate from the Initial Premises and hereby, lease and take from LANDLORD for the Term and upon the covenants and conditions hereinafter set forth, the space (hereinafter referred to as the “Relocation Premises”) that is more fully described, set forth or depicted, in Exhibit A, which is attached hereto and incorporated herein. Said Relocation Premises to contain approximately four thousand four hundred thirty-four (4,434) square feet of rentable area on the second (2nd) floor of the Fair Center Office Building (hereinafter referred to as the “Building”), with the Relocation Premises having a street address of 11240 Waples Mill Road, Suite 201, Fairfax, Virginia.

B) Term: The term of the Lease shall be renewed and extended for an additional three (3) years (“Extension Term”) commencing March 1, 2004 (“Lease Extension Commencement Date”), and expiring three (3) years thereafter on or about midnight, February 28, 2007 (“Extension Term Expiration Date”).

In the event TENANT’S occupancy of the Relocation Premises commences on a date other than the Lease Extension Commencement Date (March 1, 2004), the Lease Extension Commencement Date shall be the first day of the following month, and the Extension Term Expiration Date shall be adjusted correspondingly, such that the Extension Term shall be for the same period of time set forth herein. Any occupancy prior to the Lease Extension Commencement Date shall be pursuant to all the Terms and conditions of this Lease, and rent shall be prorated for such fractional period of the month of early occupancy.

In addition, should the LANDLORD be unable to deliver the Relocation Premises to TENANT on or before the Lease Extension Commencement Date, LANDLORD will permit TENANT to continue to occupy Part A of the Initial Premises (Suite 400) at its new rental rate of seventeen and 00/100 dollars ($17.00) per square foot, or six thousand two hundred eighty-one and 50/100 ($6,281.50) per month, until such time as the Relocation Premises becomes available to TENANT for occupancy.

C) Rent: The rental rate for the first year of the Extension Term shall be seventeen and 00/100 dollars ($17.00) per square foot, full service, to be paid in twelve (12) monthly installments of six thousand two hundred eighty-one and 50/100 dollars ($6,281.50) each (the “Base Monthly Rent”). Effective on each anniversary of the Extension Term Commencement Date, the Base Monthly Rent shall be increased by three percent (3%).

D) Rent Abatement: Rent for the first month of the Lease Extension shall be abated for the Relocation Premises.

Information Analysis Incorporated	2003 Report on Form 10-KSB

Notwithstanding the foregoing, it is acknowledged by LANDLORD and TENANT that this Rent Abatement Concession is being granted in consideration of TENANT’S entering into this Lease Extension for three (3) years.

E) Additional Rent: Operating Expenses and Real Estate Taxes: TENANT shall pay, as additional rent, for its Proportionate Share of any Operating Expenses and real estate taxes for the Land and Building in excess of the 2004 base year operating expenses for the Building. TENANT’S Proportionate Share for the Relocation Premises (Suite 201) is hereby estimated to be 4,434/63,918 or 6.937%.

F) Broker Leasing Commission. LANDLORD agrees to pay Cassidy Pinkard, as Broker for TENANT in this transaction, a commission in the amount of four percent (4%) of the gross rental due from TENANT during the Extension Term. Said commission is due and payable upon occupancy by TENANT of the Relocation Premises.

G) Tenant Improvements. LANDLORD shall deliver the Relocation Premises to TENANT in as-is, ADA-compliant, condition, with the following Tenant Improvements to be completed at LANDLORD’S sole cost and expense:

•	LANDLORD will make the following repairs to the mechanical room to mitigate the noise to acceptable levels:

•	Quiet coat the duct work with a visco-elastic polymer coating. This coating is expected to yield noise reduction of up to 20DB. If this fails to reduce the level of noise to an acceptable level to TENANT, as expected by LANDLORD: (i) insulate the mechanical room with eggshell foam to absorb sound; (ii) add additional insulation to ceilings; and/or (iii) add solid core doors to affected areas.

•	LANDLORD will install the noise reduction repairs during the buildout of TENANT’S space. Once the noise reduction repairs are complete, LANDLORD and TENANT agree to have an independent acoustical engineer declare that the DB level is reasonable to TENANT and LANDLORD for office use, and if not, what further remedies LANDLORD will do to cure the defect.

•	LANDLORD will install a metal strip on front door to Relocation Premises to prevent lock picking.

Information Analysis Incorporated	2003 Report on Form 10-KSB

•	LANDLORD will repair warped window ledges and other warped and missing trim.

•	LANDLORD will inspect all windows in the Relocation Premises for leaks and make any needed repairs.

•	Building Standard paint throughout the Relocation Premises; color to be selected by TENANT.

•	Building Standard carpet throughout the Relocation Premises; to be selected by TENANT.

•	Split two (2) offices into three (3) offices and deepen Server Closet as shown on Exhibit A, attached hereto.

•	Telephone, electrical and data outlets as reasonably required by TENANT.

H) Security Deposit: TENANT has previously deposited with LANDLORD the sum of fifteen thousand seven hundred thirty-eight & 42/100 dollars ($15,738.42), equal to one month’s Base Rent for the Initial Premises, as a security for the payment and performance by TENANT of all of TENANT’S obligations, covenants, conditions, and agreements under the Lease for the Initial Premises. LANDLORD agrees to reduce the sum deposited to equal one month’s Base Rent for the Relocation Premises, or the sum of six thousand two hundred eighty-one and 50/100 dollars ($6,281.50), by returning the excess of the Security Deposit for the Initial Premises and its accrued interest over the security deposit for the Relocation Premises within thirty (30) days of the Lease Extension Commencement Date. LANDLORD’S rights against TENANT in the event of default shall in no way be limited or restricted by this security deposit. If the deposit is in the form of a Letter of Credit, the form, substance and issuing institution are all subject to LANDLORD’S reasonable approval and shall contain provisions for automatic renewals to cover the entire Term of this Lease. Upon the expiration of the Term (or any renewal or extension thereof in accordance with this Lease), LANDLORD shall, provided that TENANT is not in default under the Terms hereof, return and pay back such security deposit to TENANT, less such portion thereof as LANDLORD shall have appropriated to cure any default by TENANT with respect to any of TENANT’S aforesaid obligations, covenants, conditions, and agreements. In the event of any material default by TENANT hereunder, LANDLORD shall have the right, but shall not be obligated to, apply all or any portion of the security deposit to cure such default, in which event TENANT shall be obligated promptly to deposit with LANDLORD the amount necessary to restore the security deposit to its original amount. In the event of the sale or transfer of LANDLORD’S interest in the Building,

Information Analysis Incorporated	2003 Report on Form 10-KSB

LANDLORD shall have the right to transfer the security deposit to such purchaser or transferee in which event TENANT shall look only to the new Landlord for the return of the security deposit and LANDLORD shall thereupon be released from all liability to TENANT for the return of such security deposit.

I) Parking: LANDLORD shall provide TENANT with free and unreserved parking spaces on the basis of 3.6 spaces per each one thousand (1,000) square feet of tenant Relocation Premises.

J) Renewal Option: Provided that there has not occurred and is not continuing a material default under this Lease, TENANT shall have the option to extend the term of this Lease for one (1) additional two (2) year term, such additional period commencing as of the day immediately following the Extension Term Expiration Date. TENANT may exercise this option by giving LANDLORD written notice on or before the date nine (9) months prior to the expiration date of the then current Extension Term and thereafter the term of this Lease shall be deemed extended upon the terms and conditions of this Lease except that the Base Rent for such extended term shall be the fair market rental as reasonably determined by the Three Broker Method (in which LANDLORD and TENANT each select a broker, those brokers select a third broker, and the fair market valuations of each are averaged) is used. If TENANT fails to give timely notice, time being of the essence, TENANT shall have no further rights to extend.

2) Reaffirmation of Lease. Except as modified herein, the Lease is hereby reaffirmed and ratified.

[SIGNATURES ON FOLLOWING PAGE]

Information Analysis Incorporated	2003 Report on Form 10-KSB

IN WITNESS WHEREOF, the parties have executed the Second Modification of Lease intending same to be effective the date indicated in the first paragraph of this Second Modification of Lease, having executed the Second Modification of Lease on the date indicated below to their name.

LANDLORD: Fair Center Office Associates, LLC

Witness:	By:	/s/ Daniel A. Burch
Printed Name: Daniel A. Burch
Title: Managing Member
Date: February 12, 2004

TENANT: Information Analysis, Inc.

Witness:	/s/ Matthew T. Sands	By:	/s/ Richard S. DeRose
Printed Name: Richard S. DeRose
Title: Executive Vice President
Date: February 10, 2004